INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 Registration Statement No. 333-17865 of Harvest States Cooperatives of our reports on the consolidated financial statements of Harvest States Cooperatives, the Oilseed Processing and Refining Division (a division of Harvest States Cooperatives), and the Wheat Milling Division (a division of Harvest States Cooperatives) dated August 19, 1996, December 10, 1996, and December 11, 1996, respectively, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such prospectus.




/s/ Deloitte & Touche LLP



Minneapolis, Minnesota
February 7, 1997